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                                                    Filed Pursuant to Rule 424A
                                                          File Number 333-50310



            SUPPLEMENT TO PRELIMINARY PROSPECTUS - DECEMBER 19, 2000


                    Commonwealth Bankshares Capital Trust I
             Up To 280,000 $       Convertible Preferred Securities

     As disclosed in the preliminary prospectus dated December 4, 2000, or Prospectus, Commonwealth Bankshares, Inc. and the Bank of the Commonwealth were previously negotiating to acquire a new branch banking office in Franklin,
Virginia.   As of December 13, 2000, we are no longer pursuing this acquisition or any other acquisitions in this geographic market, a market in which we currently do not operate. Accordingly, no proceeds of this offering will be used to finance this acquisition.

     Information regarding the Franklin branch acquisition appears, among other places, in the following sections of the Prospectus: "Prospectus Summary" - page 2, "Recent Developments" - page 13, "Use of Proceeds" - page 13 and "Business" - page 17. Any information in the Prospectus discussing or referring to this acquisition should be disregarded and read only in conjunction with this Supplement.

     Additionally, the Prospectus states that we intend to close this offering in December of 2000. The Prospectus also states that the convertible preferred securities will mature January 15, 2031, the first quarterly distribution date for the convertible preferred securities will be January 15, 2001 and your conversion rights may be cancelled after January 15, 2004 if certain conditions are met. These dates, as well as other dates in the Prospectus related to the terms of the convertible preferred securities and the junior subordinated debt securities, all assumed that we would close the offering in December of 2000. We now believe that the offering will not close until late January of 2001. As a result of the revised targeted closing date for the offering, the various references in the Prospectus to January 15 should read April 15. You are urged to keep this in mind when reading the Prospectus.